Exhibit 10.2
JAMES RIVER GROUP HOLDINGS, LTD.
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE RESTRICTED SHARE UNIT AGREEMENT
This PERFORMANCE RESTRICTED SHARE UNIT AWARD (this “Agreement”), dated as of the Grant Date set forth in Schedule A, attached hereto and incorporated herein by reference, is made by and between James River Group Holdings, Ltd., an exempted company registered under the laws of Bermuda (the “Company”), and the Grantee listed in Schedule A.
R E C I T A L S:
WHEREAS, the Company has adopted the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan, as amended (the “Plan”); and
WHEREAS, the Company desires to grant to the Grantee Restricted Share Units pursuant to the Plan and on the terms and conditions set forth herein (the “Award”).
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Grantee hereby agree as follows:
Section 1.    Grant of Restricted Share Units. The Company hereby grants to the Grantee, pursuant to the Plan and on the terms and conditions set forth herein, the number of Restricted Share Units set forth in Schedule A. Each Restricted Share Unit represents the right to receive one Share to be issued and delivered pursuant to the terms hereof, subject to the Restricted Share Unit becoming an Earned Share Unit (as defined herein), subject to that Earned Share Unit becoming a Vested Share Unit (as defined herein), and subject to the other terms described herein.
Section 2.    Becoming an Earned Share Unit. Each Restricted Share Unit shall become an Earned Share Unit if and to the extent of the achievement of the performance criteria set forth on Appendix 1 for the Performance Period (as defined herein). The measurement of the achievement of the performance criteria and the amount payable to the extent the performance criteria are achieved shall be determined in accordance with Schedule A and the table set forth on Appendix 1.
The Committee is authorized, in its sole discretion, to adjust or modify the calculation of any performance goal in connection with any one or more of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in accounting principles and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual or other periodic report to shareholders; acquisitions or divestitures; any other specific unusual or nonrecurring events or objectively determinable category thereof; and/or a change in the Company's fiscal year.
Upon or following completion of the Performance Period, the degree of achievement of the performance criteria shall be determined by the Committee in its discretion though guided by such relevant information as may then be available.

Notwithstanding the foregoing, the Committee’s determinations of the extent to which the performance criteria have been achieved is subject to the approval of the Board.
The Restricted Share Units shall be considered earned only to the level of achievement of the performance criteria collectively, except as provided in Section 3(b)(i) (each, an “Earned Share Unit” and, collectively, the “Earned Share Units”).
All Restricted Share Units that are not earned (or deemed earned pursuant to Section 3(b)(i)) shall immediately be forfeited as of the last day of the Performance Period. Upon forfeiture of Restricted Share Units, the Grantee will have no further rights with respect to those Restricted Share Units, and the Restricted Share Units shall become forfeited for no value and without any issuance of Shares.
Section 3.    Becoming a Vested Share Unit.
(a)    Vesting of Earned Share Units; General Rule. Except as provided in this Section 3, Earned Share Units shall become Vested Share Units only if the Grantee satisfies the Service Condition. If the Grantee experiences a Separation from Service prior to the last day of the Restriction Period, the Earned Share Units shall be forfeited, except as provided in Subsections 3(b) and 3(c). In the event the Grantee satisfies the Service Condition, but a portion of the Grantee’s employment during the Performance Period includes a period of an approved leave of absence, the number of the Earned Share Units that become Vested Share Units shall be prorated in the proportion that the number of days of the Grantee’s employment during the Performance Period, minus the number of days during the leave of absence period, bears to 1,095, i.e., the total number of days in the Performance Period.
(b)    Vesting Prior to Settlement.
(i)    If prior to the settlement of Vested Share Units, the Grantee experiences a Separation from Service due to the Grantee’s death or Disability, the Grantee (or his or her estate, in the event of death) shall receive a number of Restricted Share Units payable within thirty (30) days following the Separation from Service at an assumed achievement of the performance criteria at “target” levels. If the Grantee’s death or Disability occurs prior to expiration of the Performance Period, the number of Restricted Share Units deemed to be Vested Share Units shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the effective date of the Separation from Service bears to 1,095, i.e., the total number of days in the Performance Period.
(ii)    If prior to the settlement of Vested Share Units, the Grantee experiences a Separation from Service due to the Grantee’s attainment of Retirement Age, then the Service Condition shall be deemed satisfied and the Grantee shall remain entitled to a payout on the date the Restricted Share Units would normally have been settled in accordance with Section 4 based on the degree of achievement of the performance criteria measured as of the last day of the Performance Period and determined pursuant to Section 2. If the Separation from Service occurs prior to the expiration of the Performance Period, the number of Earned Share Units becoming Vested Share Units shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date of the Separation from Service bears to 1,095.

(c)    Change in Control. If a Change in Control occurs prior to the settlement of Vested Share Units and before the Grantee has experienced a Separation from Service and the Grantee subsequently experiences a Separation from Service due to an involuntary termination of employment without Cause by the Company, as a result of the Company’s election not to renew the term of any employment agreement then in effect between the Company and Grantee, or a resignation by the Grantee for Good Reason, then the Service Condition shall be deemed satisfied and the Grantee shall remain entitled to a payout on the date the Restricted Share Units would normally have been settled in accordance with Section 4 based on the degree of achievement of the performance criteria measured as of the last day of the Performance Period and determined pursuant to Section 2. If the Separation from Service occurs prior to the expiration of the Performance Period, the number of Earned Share Units becoming Vested Share Units shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date of the Separation from Service bears to 1,095.
(d)    Vested Share Units. Earned Share Units that become vested pursuant to this Section 3 are referred to herein as a “Vested Share Unit” or, collectively, as “Vested Share Units”.
(e)    Forfeitures. Except as provided in this Section 3, upon the Grantee’s Separation from Service prior to the last day of the Restriction Period, all Earned Share Units shall immediately be forfeited. Upon forfeiture of Earned Share Units, the Grantee will have no further rights with respect to those Earned Share Units, and the Earned Share Units shall become forfeited for no value and without any issuance of Shares.
Section 4.    Settlement of Vested Share Units. Except as provided in Section 3(b), Vested Share Units shall be settled after the end of the Performance Period but no later than March 15th of the calendar year following the expiration of the Performance Period and shall be distributed in the form of Shares. The value of any Shares distributed in settlement of the Agreement are subject to any Company clawback policy or applicable law as in effect from time to time and, in accordance with such policy or law, may be subject to the requirement that any value delivered pursuant to the Agreement be repaid to the Company. The action permitted to be taken by the Committee under this Section is in addition to, and not in lieu of, any and all other rights of the Committee and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.
Section 5.    Shareholder Rights. No rights of a shareholder shall exist with respect to the Restricted Share Units as a result of the mere grant of the Restricted Share Units or as a result of the Restricted Share Units becoming earned or vested. Such rights shall exist only after issuance of any Shares. Without limiting the foregoing, the Grantee shall not be entitled to receive currently any dividends issued on Shares prior to the issuance of any Shares. However, the Grantee shall be credited with dividend equivalents with respect to any outstanding Restricted Share Units, and such dividend equivalents shall be subject to the same restrictions, conditions, and risks of forfeiture that apply to the Restricted Share Units to which they relate and shall be vested, payable and otherwise settled, if at all, at the same time that any underlying Restricted Share Units to which they relate are vested, payable and otherwise settled.
Section 6.    Withholding; Offset. The Company shall deduct from any payment, or otherwise collect from the Grantee, any taxes required to be withheld by federal, state, or local governments in connection with the Agreement. No opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of the Agreement. If at any time prior to any payment the Grantee is indebted to the Company, by accepting the Award, the Grantee grants the Company the right to offset against the payment amount the amount of the Grantee’s indebtedness, but only to the extent such offset is permissible under and would not trigger adverse tax consequences under Code Section 409A.

Section 7    No Right to Continued Service. Nothing contained herein shall be construed to confer on the Grantee any right to continue in service with the Company or to derogate from any right of the Company to retire, request the resignation of or discharge the Grantee, or to require a leave of absence of the Grantee, with or without pay, at any time, with or without Cause.
Section 8.    No Fractional Shares. No fractional Shares shall be issued in respect of Restricted Share Units, and any fractional Shares will be rounded down to the nearest whole Share.
Section 9.    Non-Transferability. The Restricted Share Units may not be assigned, transferred, or in any way encumbered except by will or the laws of descent and distribution.
Section 10.    Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.
Section 11.    Binding Effect. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Grantee and the Grantee’s assigns, heirs, executors, administrators and legal representatives.
Section 12.    Amendment and Termination. The Committee reserves the right to amend or terminate the Agreement at any time, provided that no amendment or termination (a) shall deprive the Grantee of any Restricted Share Units that have become Earned Share Units or Vested Share Units as of the amendment or termination, provided the Grantee has not experienced a Separation from Service prior to such time, except under circumstances contemplated by Sections 3(b) and 3(c), or (b) shall result in the acceleration of any settlement of the Agreement if such acceleration would result in the Grantee incurring a tax under Section 409A of the Code.
Section 13.    Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of New York, except for those matters subject to The Companies Act, 1981 of Bermuda (as amended), which shall be governed by such law, without giving effect to principles of conflicts of laws, and construed accordingly, and by applicable federal tax law.
Section 14.    Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Plan. The following words and phrases shall, when used herein, have the meanings set forth below:
(a)    “Cause” has the meaning ascribed to it in the Plan unless an employment agreement between the Grantee and the Company is in effect immediately prior to the Separation from Service having the same or similar term in which event such meaning provided in the employment agreement shall control for purposes of the Award.

(b)    “Change in Control” means any of the following: (i) the purchase or other acquisition (other than from the Company), in a single transaction or series of related transactions, by any person, entity, or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; (ii) consummation of a reorganization, merger, amalgamation, or consolidation involving the Company, in each case with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, amalgamation, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated, or consolidated corporation’s then-outstanding voting securities; or (iii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company. Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code. A Change in Control shall be deemed to occur on the date on which the event giving rise to the Change in Control occurs, provided, in the case of a Change in Control by reason of a liquidation or dissolution of the Company, such date shall be the date on which the Company shall commence such liquidation or dissolution.
(c)    “Disability” means that the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident or disability insurance benefit plan covering Company employees. The determination of whether the Grantee has a Disability shall be determined under procedures established by the Committee. The Committee may rely on any determination that the Grantee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which the Grantee participates, provided that the definition of disability applied under such disability plan meets the requirements of a Disability in the first sentence hereof.
(d)    “Good Reason” means the occurrence of one or more of the following without the Grantee’s express written consent, which circumstances are not remedied by the Company within thirty (30) days after its receipt of a written notice from the Grantee describing the applicable circumstances (which notice must be provided by the Grantee within ninety (90) days after the Grantee’s knowledge of the applicable circumstances): (i) any material, adverse change in the Grantee’s duties, responsibilities, authority, status, or reporting structure; (ii) a material reduction in the Grantee’s base salary; or (iii) a geographical relocation of the Grantee’s principal office location by more than fifty (50) miles; provided that, in each case, the Company has failed to cure the circumstance and the Grantee actually terminates the Grantee’s employment within thirty (30) days following the Company’s thirty (30)-day cure period; provided, however, if an employment agreement between the Grantee and the Company is in effect immediately prior to the Separation from Service having the same or similar term as “Good Reason,” then the meaning provided in the employment agreement shall control for purposes of the Award.

(e)    “Performance Period” means the period from and including January 1, 20__ through December 31, 20__.
(f)    “Restriction Period” means the period from and including January 1 through the date the Agreement is settled by the distribution of Shares in respect of Vested Share Units in accordance with Section 4.
(g)    “Retirement Age” means the Grantee’s attainment of age 70 prior to experiencing a Separation from Service; provided, however, the Committee in its discretion may establish an earlier retirement age for the Grantee by communicating in writing that decision to the Grantee.
(h)    “Separation from Service” means a termination of the Grantee’s employment relationship with the Company where either (i) the Grantee has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Grantee performs for the Service Recipient after a given date permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Grantee retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient over the immediately preceding 36-month period (or the full period of service if the Grantee has been providing services to the Service Recipient for less than 36 months) that, in either case, constitutes a “separation from service” within the meaning of Code Section 409A.
(i)    “Service Condition” means, except as provided in Section 3, the precondition to the vesting of Earned Share Units requiring the Grantee to remain in a material service relationship with the Company through the date the Agreement is settled in accordance with Section 4.
Section 15.    Section 409A. It is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A of the Code, and this Agreement shall be administered and interpreted in accordance with such intent. Notwithstanding anything herein to the contrary, to the extent applicable, if the Grantee is a “specified employee” within the meaning of Section 409A of the Code, and to the extent necessary to avoid the adverse tax consequences under Section 409A of the Code, no portion of any payments hereunder shall be distributed on account of a Separation from Service before the earlier of: (a) the date which is six months following the date of the Grantee’s Separation from Service, or (b) the date of death of the Grantee. Amounts that would have been paid during the delay will be paid on the first business day following the six month delay.

Section 16.    The Plan. The Grantee acknowledges having received a copy of the Plan. The Restricted Share Units herein granted are subject to all of the terms and provisions of the Plan, all of which are hereby incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
IN WITNESS WHEREOF, the parties hereto have executed this Performance Restricted Share Unit Award Agreement as of __________________ ____, 20____.

JAMES RIVER GROUP HOLDINGS, LTD.

By: ______________________________________
Title: ____________________________________

GRANTEE:

_________________________________________

Name: ___________________________________

JAMES RIVER GROUP HOLDINGS, LTD.
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE RESTRICTED SHARE UNIT AGREEMENT
SCHEDULE A

Name of Grantee:	[●]

Grant Date:	[●]

Maximum Number of
Restricted Share Units
Subject to Agreement:
Threshold: [●]
Target : [●]
Maximum: [●]

Appendix 1
Performance Criteria Table
Performance Criteria
The two equally-weighted performance criteria applicable to the Restricted Share Units for the Performance Period are: (i) adjusted operating return on average adjusted tangible common equity; and (ii) growth in adjusted tangible common equity per common share.
The Company calculates adjusted operating return on average adjusted tangible common equity for the Performance Period as the three-year average adjusted net operating income divided by the four-year average adjusted tangible common equity. For purposes of this calculation:
“Adjusted net operating income” is defined as net income (loss) available to common shareholders excluding (i) net realized and unrealized gain (losses) on investments, (ii) the portion of favorable or unfavorable prior year reserve development for which the Company’s subsidiaries ceded the risk under retroactive reinsurance agreements and the related changes in the amortization of deferred gain, and (iii) certain non-operating expenses, such as professional service fees related to a purported class action lawsuit, various strategic initiatives, the filing of registration statements for the offering of securities, and severance costs associated with terminated employees, calculated as of December 31 of each fiscal year during the Performance Period.
“Adjusted tangible common equity” is defined as shareholders’ equity less goodwill and intangible assets, net of amortization, accumulated other comprehensive income, and realized and unrealized gains (losses) on investments, and plus deferred gains under retroactive reinsurance agreements entered into by the Company’s subsidiaries, calculated as of the December 31st immediately preceding the Performance Period and December 31 of each fiscal year during the Performance Period.
The Company calculates growth in adjusted tangible common equity per common share for the Performance Period as a percentage equal to the greater of (i) ((A-B)/B)/4, and (ii) 0%, where:
A = adjusted tangible common equity per common share as of the last day of the Performance Period; and
B = adjusted tangible common equity per common share as of the December 31st immediately preceding the Performance Period.
“Adjusted tangible common equity per common share” is calculated as (i) adjusted tangible common equity, divided by (ii) the number of common shares outstanding.

Measurement of Performance Criteria

	Adjusted Operating Return on Adjusted Average Tangible Common Equity	Growth in Adjusted Tangible Common Equity per Common Share
Threshold	•%	•%
Target	•%	•%
Maximum	•%	•%
For purposes of making computations pursuant to the table, the following rules apply: (a) only the highest level attained under each performance criterion is credited towards the amount payable; (b) the level of performance achieved between threshold and maximum levels shall be determined by linear interpolation; (c) attainment of a performance level above each maximum level indicated does not increase the payout amount; and (d) the number of Restricted Share Units that are payable at each level, as indicated by the table, is apportioned equally between the performance criteria.